Exhibit A-50

State of Delaware

Office of the Secretary of State

PAGE 1

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF LIMITED LIABILITY COMPANY OF "UPPER DARBY STUART, LLC", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF JANUARY, A.D. 1999, AT 9 O'CLOCK A.M.

Edward J. Freel, Secretary of State

2995120 8100

991083119

AUTHENTICATION: 9608508

DATE: 03-03-99

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 01/20/1999
991023426 – 2995120

CERTIFICATE OF FORMATION

OF

UPPER DARBY STUART, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “Company”) is:

UPPER DARBY STUART, LLC

SECOND: The address of the registered office of the Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act in the State of Delaware is 1013 Centre Road, in the City of Wilmington, in the County of New Castle, Delaware. The registered agent for service of process at such address is Corporation Services Company.

THIRD:

A. Purpose. Notwithstanding any provision hereof or of any other document governing the formation, management or operation of the Company to the contrary, the following shall govern: The nature of the business and of the purposes to be conducted and promoted by the Company is to engage solely in the following activities:

(1)	To acquire that certain parcel of real property, together with all improvements located thereon, in the City of Upper Darby, Commonwealth of Pennsylvania, commonly known as 421 South 69th Street (the “Property”).

(2)	To own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the Property.

(3)	To exercise all powers enumerated in the Delaware Limited Liability Company Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

B. Certain Prohibited Activities. Notwithstanding any provision hereof or of any other document governing the formation, management or operation of the Company to the contrary, the following shall govern: The Company shall only incur indebtedness in an amount necessary to acquire, operate and maintain the Property. For so long as any mortgage lien exists on the Property, the Company shall not incur, assume, or guaranty any other indebtedness except the Company may

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guarantee the indebtedness of Pathmark Stores, Inc. and its subsidiaries under that certain Credit Agreement dated as of June 30, 1997 among Pathmark Stores, Inc., the lenders party thereto, the Chase Manhattan Bank, as Administrative Agent, and CIBC Inc. and Corestates Bank, N.A., as Co-Agents, as in effect on the date hereof, and as such agreement may be amended, renewed, extended, supplemented or otherwise modified from time to time and any agreement or successive agreements incurred to refund, refinance or replace such credit agreement (the “Credit Agreement”). The Company shall not consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity unless (i) the entity (if other than the Company) formed or surviving such consolidation or merger or that acquired by conveyance or transfer the properties and assets of the Company substantially as an entirety (a) shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, (b) shall include in its organizational documents the same limitations set forth in this Article Third and Article Fourth, and (c) shall expressly assume the due and punctual performance of the Company’s obligations: and (ii) immediately after giving effect to such transaction, no default or event of default under any agreement to which it is a party shall have been committed by this Company and be continuing. For so long as a mortgage lien exists on the Property, the Company will not voluntarily commence a case with respect to itself, as debtor, under the Federal Bankruptcy Code or any similar federal or state statute without the consent of the Member. For so long as a mortgage lien exists on the Property, no material amendment to this Certificate of Formation may be made without first obtaining approval of the mortgagee holding a first mortgage lien on the property.

FOURTH: Notwithstanding any provision hereof or of any document governing the formation, management or operation of the Company to the contrary, the following shall govern: For so long as any mortgage lien exists on the Property, in order to preserve and ensure its separate and distinct corporate identify, in addition to the other provisions set forth in this Certificate of Formation, the Company shall conduct its affairs in accordance with the following provisions:

a.	It shall establish and maintain an office through which its business shall be conducted separate and apart from those of its parent and any affiliate and shall allocate fairly and reasonably any overhead for shared office space.

b.	It shall maintain separate corporate records and books of account from those of its parent and any affiliate.

c.	Its Member shall hold appropriate meetings (or act by written consent) to authorize all appropriate actions, and in authorizing such actions, shall observe all formalities applicable to limited liability companies.

d.	It shall not commingle assets with those of its parent and any affiliate.

e.	It shall conduct its own business in its own name.

f.	It shall maintain financial statements separate from its parent and any affiliate.

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g.	It shall pay any liabilities out of its own funds, including salaries of any employees, not funds of its parent or any affiliate.

h.	It shall maintain an arm’s length relationship with its parent and any affiliate.

i.	It shall not guarantee or become obligated for the debts of any other entity, including its parent or any affiliate or hold out its credit as being available to satisfy the obligations of others, except as set forth above.

j.	It shall use stationary, invoices and checks separate from its parent and any affiliate.

k.	It shall not pledge its assets for the benefit of any other entity, including its parent and any affiliate, except as required by the Credit Agreement.

l.	It shall hold itself out as an entity separate from its parent and any affiliate.

For purpose of this Article Fourth, the following terms shall have the following meanings:

“affiliate” means any person controlling or controlled by or under common control with the parent, including, without limitation (i) any person who has a familial relationship, by blood, marriage or otherwise with any director, officer or employee of the Company, its parent, or any affiliate thereof and (ii) any person which receives compensation for administrative, legal or accounting services from this Company, its parent or any affiliate. For purposes of this definition, “control” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“parent” means any individual, corporation, any other corporation owning or controlling, directly or indirectly, fifty percent (50%) or more of the voting stock of the Company.

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

FIFTH: Notwithstanding any provision hereof or of any document governing the formation, management or operation of the Company to the contrary, the following shall govern: Any indemnification shall be fully subordinated to any obligations respecting the Property and shall not constitute a claim against the Corporation in the event that cash flow is insufficient to pay such obligations.

SIXTH: This Certificate of Formation may be amended from time to time by the Member, provided, however, that for so long as any mortgage lien exists on the Property, any such amendment shall be made in compliance with the provisions of Article Third hereof.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Upper Darby Stuart, LLC this 14th day of January, 1999.

UPPER DARBY STUART, INC.

/s/ Marc A. Strassler
Marc A. Strassler
Senior Vice President and Secretary

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